IntelGenx and RedHill Biopharma Submit Response to FDA
CRL for VersaFilm™ Product for Migraines

Saint Laurent, Quebec, - (Newsfile Corp. - March 3, 2014) - IntelGenx Corp. (TSXV: IGX) (OTCQX: IGXT) ("IntelGenx"), a Canadian drug delivery company focusing on oral drug delivery, today announced, together with RedHill Biopharma Ltd. (NASDAQ: RDHL; TASE: RDHL) (“RedHill”), an emerging Israeli biopharmaceutical company focused primarily on the development and acquisition of late clinical-stage drugs, that they submitted a response to the Complete Response Letter ("CRL") of the U.S. Food and Drug Administration ("FDA") for the New Drug Application ("NDA") for their VersaFilm™ Oral Film Product for the treatment of acute migraines.

The companies previously reported on February 4, 2014 that they received the FDA's CRL which raised questions primarily related to third party Chemistry, Manufacturing and Controls (CMC) and to the packaging and labeling of the product. The FDA's CRL did not raise any questions or deficiencies relating to the anti-migraine VersaFilm™ product’s safety and did not require additional clinical studies. IntelGenx and RedHill believe that their response to the FDA addresses all the issues raised in the CRL.

IntelGenx and RedHill will continue working with the FDA on the continuing review of the anti-migraine VersaFilm™ NDA, and will provide additional updates as and when applicable.

About the VersaFilm™ Oral Film Product:

The product is a proprietary oral thin film formulation of rizatriptan benzoate, a 5-HT1 receptor agonist and the active drug in Merck & Co.’s Maxalt®. Rizatriptan is considered one of the most effective oral triptans, a class of molecules that constrict blood vessels in the brain to relieve swelling and other migraine symptoms. The worldwide annual sales of triptans were estimated to have exceeded $1 billion in 20131.

The product is based on IntelGenx' proprietary “VersaFilm™” technology. It dissolves rapidly in the mouth, leading to the absorption of the drug through the gastro intestinal track and into the bloodstream. The administration method of the oral thin film does not require the patient to swallow a pill or consume water, and presents a potentially attractive therapeutic alternative for many migraine patients, including those who suffer from migraine-related nausea - approximately 80% of the total migraine patient population2.

About IntelGenx
IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract.

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[1]	EvaluatePharma, 2013, WW annual sales by pharmacological class, 5-HT1B (serotonin) & 5HT1D (serotonin) agonist
[2]

Lipton RB, Buse DC, Saiers J, Fanning KM, Serrano D, Reed ML. (2013) Frequency and burden of headache- related nausea: results from the American Migraine Prevalence and Prevention (AMPP) study, Headache. 2013 Jan;53(1):93-103. doi: 10.1111/j.1526-4610.2012.02292.x. Epub 2012 Nov 13

IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx’ development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

About RedHill Biopharma Ltd.
RedHill Biopharma Ltd. (NASDAQ: RDHL) (TASE: RDHL) is an emerging Israeli biopharmaceutical company focused primarily on the development and acquisition of late clinical-stage, proprietary formulations and combinations of existing drugs for the treatment of inflammatory and gastrointestinal diseases, including cancer and related conditions. The Company's current pipeline of proprietary products includes: (i) RHB-104 - an oral combination therapy for the treatment of Crohn's disease, with an ongoing Phase III study, (ii) RHB-105 - an oral combination therapy for Helicobacter pylori infection, with an ongoing phase III study; (iii) RHB-106 - an encapsulated formulation for bowel preparation licensed to Salix Pharmaceuticals Ltd.; (iv) RHB-103 - an oral thin film formulation of rizatriptan for acute migraines with U.S. NDA under FDA review; (v) RHB-102 - a once-daily oral pill formulation of ondansetron for the prevention of chemotherapy and radiotherapy induced nausea and vomiting and, (vi) RHB-101 - a once-daily oral formulation of carvedilol. For more information please visit: www.redhillbio.com

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

CONTACT:

Dr. Rajiv Khosla
President and CEO
IntelGenx Corp.
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com